Exhibit 99.1

LogicBio Reports Third Quarter 2018 Financial Results

CAMBRIDGE, Mass., Dec. 3, 2018 – LogicBio Therapeutics, Inc. (NASDAQ:LOGC) (LogicBio or the Company), a genome editing company focused on developing medicines to durably treat rare diseases in patients with significant unmet medical need, today reported financial results and provided a corporate update for the third quarter ended September 30, 2018.

“Following our successful initial public offering in October, we believe we are in a strong financial position to continue developing our proprietary GeneRideTM technology platform with the potential to durably treat rare disease in pediatric patients. We are committed to building a world-class team and a broad pipeline of product candidates to capture the full value of GeneRide, beginning with LB-001 for the treatment of methylmalonic acidemia (MMA), an inborn error of metabolism,” said Fred Chereau, CEO of LogicBio.

Recent Highlights and Outlook

Successfully Completed IPO in Third Quarter 2018: In October 2018, the Company completed a successful initial public offering (IPO) of 8,050,000 shares of common stock, including 1,050,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares, at a public offering price of $10.00 per share. Net proceeds from the IPO were approximately $72.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Partnership with Children’s Medical Research Institute (CMRI) to Develop Next Generation Viral Vectors: In November 2018, LogicBio announced the launch of a partnership to develop new viral vectors with CMRI, a world leader in gene therapy. The partnership will focus on developing next-generation synthetic adeno-associated virus (AAV) capsids capable of overcoming many of the current limitations of existing viral vectors. LogicBio will hold exclusive worldwide commercial rights to vectors developed under the partnership, with the goal of commercializing the new capsids as widely as possible.

Developing Genome Editing Platform GeneRide: The Company continues to focus on GeneRide, its proprietary promoterless, nuclease-free genome editing technology. GeneRide harnesses homologous recombination (HR) to precisely integrate corrective genes into a patient’s genome and leverages endogenous promoters to drive gene expression, providing a stable therapeutic effect. LogicBio is initially targeting rare liver disorders in pediatric patients where it is critical to provide treatment early in a patient’s life before irreversible disease pathology can occur. The Company is leveraging a modular approach to build its pipeline and together with its collaborators, has demonstrated proof-of-concept in animal models of MMA, hemophilia B, alpha-1-antitrypsin deficiency (A1ATD), and Crigler-Najjar syndrome. LogicBio is initially pursuing MMA and plans to nominate a second indication in the first half of 2019.

Lead Product Candidate LB-001 in Development for MMA: The Company is initially examining the potential of its GeneRide platform in MMA, a life-threatening disease that typically presents at birth. LogicBio has demonstrated preclinical proof-of-concept of GeneRide in multiple animal models of the disease, improving survival and reversing disease pathology. The Company expects to file an IND for LB-001 in late-2019 and initiate a Phase 1/2 trial shortly thereafter.

Third Quarter 2018 Financial Results

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R&D Expenses: R&D expenses were $2.4 million for the three months ended September 30, 2018, compared to $0.6 million for the same period last year. The increase was primarily attributable to the increase in the overall research and development activities, including manufacturing expenses related to the lead product candidate LB-001.

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G&A Expenses: General and administrative expenses were $2.1 million for the three months ended September 30, 2018, compared to $0.5 for the same period last year. The increase was primarily related to operating costs as a result of the Company’s transition from a private company to a public company, including legal, accounting and insurance expenses.

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Net Loss: Net loss was $4.7 million, or $4.03 per share, for the three months ended September 30, 2018, compared to a net loss of $1.0 million, or $1.55 per share, for the three months ended September 30, 2017.

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Cash and Cash Equivalents: Cash and cash equivalents were $12.9 million as of September 30, 2018. Cash and cash equivalents did not include net proceeds of approximately $72.4 million from the Company’s IPO, as described above. The Company expects that its cash and cash equivalents will be sufficient to fund its operating expenses through 2020.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in patients with significant unmet medical needs using, GeneRide™, its proprietary technology platform. GeneRide™ enables the site-specific integration of a therapeutic transgene in a nuclease-free and promotorless approach by relying on the native process of homologous recombination to drive lifelong expression. Headquartered in Cambridge, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s final prospectus that forms a part of the Company’s Registration Statement on Form S-1 (No. 333-227523), filed with the SEC pursuant to Rule 424(b) on October 23, 2018 and subsequent SEC filings. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
OPERATING EXPENSES:
Research and development	$2,432	$580	$6,113	$1,467
General and administrative	2,119	470	4,453	1,303

Total operating expenses	4,551	1,050	10,566	2,770

LOSS FROM OPERATIONS	(4,551)	(1,050)	(10,566)	(2,770)

OTHER (EXPENSE) INCOME, NET:
Interest income (expense), net	74	(2)	202	(13)
Other (expense) income, net	(154)	37	(158)	49

Total other (expense) income, net	(80)	35	44	36

Loss before income taxes	(4,631)	(1,015)	(10,522)	(2,734)
Income tax provision	(38)	(29)	(38)	(48)

Net loss	$(4,669)	$(1,044)	$(10,560)	$(2,782)

Net loss attributable to common stockholders—basic and diluted (Note 9)	$(8,621)	$(2,306)	$(14,512)	$(4,044)

Net loss per share attributable to common stockholders—basic and diluted	$(4.03)	$(1.55)	$(7.39)	$(3.07)

Weighted-average common stock outstanding—basic and diluted	2,138,160	1,483,268	1,963,976	1,319,192

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	September 30, 2018	December 31, 2017
Cash and cash equivalents	$12,877	$24,575
Other assets	4,119	1,599

TOTAL ASSETS	$16,996	$26,174

Accounts payable, accrued expenses and other liabilities	$2,549	$1,711
Convertible preferred stock	33,062	33,062
Stockholders' deficit	(18,615)	(8,599)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$16,996	$26,174

Contacts:

Michael Schaffzin

Stern Investor Relations

michael@sternir.com

212-362-1200

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333